As filed with the Securities and Exchange Commission on June 10, 1999
                           Registration No. 333-18667

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                   ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                COMPU-DAWN, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                       Delaware                              11-3344575
(State or Other Jurisdiction of Incorporation)  (I.R.S. Employer Identification
                                                                 Number)

                    12735 Gran Bay Parkway West, Building 200
                           Jacksonville, Florida 32258
                            Telephone: (904) 680-6606
                           Telecopier: (904) 680-6693

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                          Robert E. (Teddy) Turner, IV
                              Chairman of the Board
                                Compu-DAWN, Inc.
                    12735 Gran Bay Parkway West, Building 200
                           Jacksonville, Florida 32258
                            Telephone: (904) 680-6606
                           Telecopier: (904) 680-6693
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                  Copies of all communications and notices to:
                                   --------
                              Gavin C. Grusd, Esq.
                       Certilman Balin Adler & Hyman, LLP
                                90 Merrick Avenue
                           East Meadow, New York 11554
                            Telephone: (516) 296-7000
                           Telecopier: (516) 296-7111

                                EXPLANATORY NOTE

     The Registration Statement on Form SB-2, Registration No. 333-18667 (the "Registration Statement") covers, among other securities, the registration of
(i) the issuance of 120,000 Common Shares issuable upon the exercise of warrants (the "Underwriter's Warrants") issued by Compu-DAWN to the underwriter of the initial public offering, and (ii) the resale of 389,200 Common Shares issuable upon the exercise of warrants (the "Bridge Warrants") issued to lenders in connection with a bridge financing transaction in October 1996.

     The sole purpose of this Post-Effective Amendment is to reflect in the prospectus facts or events which individually or together, represent a fundamental change in the information set forth in the Registration Statement, in accordance with Compu-DAWN's undertaking contained in the Registration Statement.

                    Subject to Completion Dated June 10, 1999

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                                ----------------

                                COMPU-DAWN, INC.

                         509,200 SHARES OF COMMON STOCK



      - 120,000 shares of common stock are issuable under warrants issued to the underwriter of Compu-DAWN, Inc.'s initial public offering which closed on June 16, 1999.

      - 389,200 shares of common stock offered by this prospectus are issuable upon the exercise of warrants issued by Compu-DAWN in its October 1996 bridge financing and are being sold by stockholders of Compu-DAWN.

A purchase of these securities involves a high degree of risk. See "Risk Factors," beginning on page 2.

                 The common stock of Compu-DAWN, Inc. is traded
              on the Nasdaq SmallCap Market under the symbol "ETVC"



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                Compu-DAWN, Inc.
                           12735 Gran Bay Parkway West
                                  Building 200
                           Jacksonville, Florida 32258
                                 (904) 680-6680

                                  June 10, 1999

                                   THE COMPANY


     Compu-DAWN, Inc. is engaged in two lines of business. In one, Compu- DAWN, through its wholly owned subsidiary, e.TV Commerce, Inc. ("e.TV"), operates in the Internet, e-commerce and telecommunications business (the "e.TV Business"), marketing products and services primarily using a person to person sales approach with the services of commissioned sales representatives in a multi-level referral network marketing organization. Key services and products in this line of business include the following:

          - Interactive tv set-top boxes which enable the consumer to access the Internet through the consumer's tv set over a telephone line, conduct electronic commerce through e.TV's own e-commerce shopping mall, and access a variety of different software applications;
          -       Sales  of  long  distance  telephone service;
          -       Sales of Internet access service;
          -       Online  shopping; and
          -       Web page design.

     In its other line of business, Compu-DAWN is engaged in the business of designing, developing, licensing, installing and servicing computer software products and systems predominantly for public safety and law enforcement agencies (the "Public Safety Software Business"). Compu-DAWN's public safety customers are primarily located in New York State.

     Compu-DAWN's Board of Directors has determined that Compu-DAWN's efforts should be focused on the e.TV Business. Accordingly, Compu-DAWN is currently seeking to sell the Public Safety Software Business. Compu-DAWN has signed a letter of intent to sell primarily all of the assets which make up Compu- DAWN's public safety division to an unrelated third party which is in a business similar to that of Compu-DAWN's public safety division.

     Compu-DAWN decided to divest itself of its public safety division since the main focus of its business has shifted to Internet services, e-commerce and telecommunications services. The public safety division accounted for approximately 14% of Compu-DAWN's revenues during the first quarter of 1999. The letter of intent contemplates a cash payment and a royalty related to future sales of products containing Compu-DAWN's technology or to current Compu-DAWN customers. Although Compu-DAWN anticipates negotiating and entering into a contract based on the letter of intent, there can be no assurance such a contract will be entered into and the transaction closed.

     Compu-DAWN was incorporated under the name Coastal Computer Systems, Inc. in New York on March 31, 1983 and was reincorporated in Delaware under its present name on October 18, 1996.

     Compu-DAWN's executive offices are located at 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258 (904) 680-6680.

                                  RISK FACTORS

     An investment by you in the shares offered by this prospectus is speculative and involves a high degree of risk. You should only purchase these securities if you can afford to lose your entire investment. Before making an investment, you should carefully consider the following risks and speculative factors, as well as the other information contained in this prospectus. As discussed below, this prospectus contains forward-looking statements that involve risks and uncertainties. The actual results of Compu-DAWN's operations could be significantly different from the information contained in those forward-looking statements. Those differences could result from the risk factors discussed immediately below, as well as factors discussed in other places in this prospectus.

     In this "Risk Factors" section, "we," "our" and "ours" refer to Compu-DAWN, and "you," "your" and "yours" refer to a purchaser of the shares of Compu-DAWN offered by this prospectus.

     1. Lack of Significant Revenues; Recent and Anticipated Continuing Losses.


         Period Ended                                               Revenues                            Net Loss
         ------------                                               --------                            --------

December 31, 1997 (year)                                       $       591,375                       $   4,436,745

December 31, 1998 (year)                                             1,248,489                           2,783,552

March 31, 1999 (three months)                                        1,489,588                           3,269,425


     The table above sets out our revenues and net losses for the periods indicated in the first column. We believe that we will be unable to achieve enough revenues to offset operating costs for the foreseeable future; therefore, we anticipate that operating losses will continue for at least the next 12 months. We cannot predict how long these operating losses will continue or what impact they will have on our financial condition and results of operations. We cannot assure you that our products and services will be able to compete successfully in the marketplace or that they will generate significant revenue; nor can we assure you that our business will be able to operate profitably.

     The net losses are the result of significant expenses, including the following relating to our public safety business in 1997 and 1998:

          -      research and development expenses;
          -      enhancing and refining our product line;
          -      marketing costs; and
          -      employment agreement costs and general administrative expenses.

In addition, the 1997 loss reflects approximately $1,588,000 in non-recurring deferred financing charges incurred in connection with a debt offering we made. Furthermore, the net loss figure for 1998 was higher than it would have been otherwise because we did not generate significant revenues, but did incur expenses regarding contemplated business ventures.

     Net losses in the first three months of 1999 are the result of significant expenses including expenses related to our acquiring and operating the business of our subsidiary e.TV Commerce, Inc. and marketing costs, employment agreement costs and general and administrative expenses. Also, the net loss amount for the first three months of 1999 includes a $1,498,400 operating loss of e.TV and a one-time charge of $834,133 largely related to issuing common stock to suppliers of e.TV.

     2. Compu-DAWN Needs More Capital to Grow and to Sustain Current Operations. Compu- DAWN's cash requirements have been and will continue to be significant. Based on historical performance, we currently anticipate that our available cash resources and funds from operations will be sufficient to meet our presently anticipated and projected working capital and capital expenditure requirements for at least ninety days. We expect we will need to raise additional funds through private debt or equity financings within ninety days in order to continue to support current operations and develop our business plan. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders at that time will be reduced. Such equity securities may have rights, preferences or privileges senior to those of the holders of the Common Shares. We cannot assure that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, Compu-DAWN may not be able to

            -     fund then existing operations;
            -     take advantage of new opportunities;
            -     develop  new  or  enhanced   services  and  related  products;
            -     continue to develop its business plan;  and
            -     otherwise  respond to competitive pressures.

As a result, Compu-DAWN's business, operating results and financial condition could be materially adversely affected. Additionally Compu-DAWN may be forced to scale back operations.

     Compu-DAWN's Bridge Warrants to purchase 389,200 Common Shares, which are covered by this prospectus are exercisable on and after June 10, 1999 at $3.00 per share. Although we hope the Bridge Warrants will be exercised, if the market price of our publicly traded Common Shares is less than $3.00 per share, it is unlikely that the Bridge Warrants will be exercised. Even if the market price of Compu-DAWN's publicly traded Common Shares is above $3.00 a share, there can be no assurance that any of the Bridge Warrants will be exercised, and if any are exercised, we cannot predict the number of Bridge Warrants that would be exercised or when the Bridge Warrants would be exercised. Even if all of the Bridge Warrants are exercised, we anticipate we will still need to raise additional capital.

     3. Limited Operating History. We were incorporated in New York on March 31, 1983 and reincorporated in Delaware on October 18, 1996. Until January 1999, we were engaged primarily in the business of designing, developing, licensing, installing and servicing computer application software systems for law enforcement and public safety agencies. In January 1999 we commenced the Internet, e-commerce, and telecommunications portion of our business (the "e.TV Business"). In May 1999 we entered into a letter of intent to sell the public safety software business. The e.TV Business has a limited operating history on which to base an evaluation of our business and prospects. Our prospects in the e.TV Business must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of a new line of business, particularly companies in new and rapidly evolving markets such as the sale of high technology and telecommunications products and services, and online e-commerce. To address these risks and uncertainties, we must, among other things

          - maintain and increase the number of our telecommunications and Internet services and e-commerce users;
          - enhance our brand-name recognition for our interactive tv set-top box product;

          - continue to enhance the various e.TV Business services to meet the needs of a changing and evolving market;
          - maintain and enhance the number of vendors and variety of products that are available on our on-line shopping mall;
          - implement and execute our business and marketing strategy successfully;
          - continue to develop and upgrade our technology and information-processing systems;
          -       provide superior  customer  service;  and
          -       respond to competitive developments.

There can be no assurance that we will be successful in accomplishing all of these things, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

     4. No Assurance of Profitability. We believe that our continued growth and our achieving profitability will depend in large part on our ability to

          -       increase our market share; and
          -       our   achieving    provide   our   customers   with   superior
                  telecommunications and Internet services and on-line commerce experiences.

We currently rely on our independent sales representatives to market and promote our products and services. We also intend to invest in the development of our operating infrastructure. Although we have experienced significant revenue growth and significant growth in the number of our customers in the first three months of 1999 mainly because of the operation of the e.TV Business, such growth rates may not be sustainable and may decrease in the future. Also, the increase in revenues in the first three months was accompanied by significant expenses which are inherent in a developing network marketing referral business such as the e.TV Business. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance because of

           -      our recent acquisition of the e.TV Business;
           - our announced intent to sell our public safety software division, which has been all of our business before the e.TV Business;
          -       the rapidly  evolving  nature of the e.TV Business; and
          -       our limited operating history in that area.


     5. Management of Potential Growth; New Management Team; Dependence on Key Personnel. We anticipate that expansion of our infrastructure, independent sales representative force and product and services mix will be required to address potential growth in our customer base and market opportunities. This expansion has placed a significant strain on our management, operational and financial resources, and is expected to continue to do so.

     Certain members of our management, including our Chairman of the Board, Executive Vice President, Chief Financial Officer and Chief Operating Officer, have joined us within the last six months. Additionally, our new employees include a number of key managerial, marketing, planning, technical and operations personnel who have not yet been fully integrated into our company, and we expect to add additional key personnel in the near future. Additionally, the tenure of Compu-DAWN's former Chairman of the Board and Chief Executive officer since August 1996 ended on May 11, 1999 when Compu-DAWN and he mutually terminated his employment agreement.

     To manage the expected growth of our operations and personnel, we will be required to improve existing operational and financial systems and controls, implement new ones, and expand, train and manage our growing employee base. We also will be required to expand our finance, administrative and operations staff. Further, we may be required to enter into relationships with various strategic partners, suppliers and vendors and other third parties necessary to the maintenance and growth of our business. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations; or that our management will be able to identify and exploit existing and potential strategic relationships and market opportunities. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

     Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel. Our performance also depends on our ability to retain and motivate our other officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition. We maintain no "key person" life insurance policies except on Louis Libin, the Chief Technology Officer and Senior Executive Vice President. Our current management does not have significant experience in operating a publicly traded company. Our future success also depends on our ability to hire, train, retain and motivate other highly skilled personnel including management, investor relations, technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our failure to retain and attract the necessary personnel could have a material adverse effect on our business, results of operations and financial condition.

     6. Frequent Changes in the Market for Our Products and Services. The markets for our products and services are characterized by rapid technological change and frequent introductions of new products and services. Our ability to compete will depend on our ability to adapt, enhance and improve our existing products and services, and to develop and introduce new products and services in a timely and cost-competitive manner. We cannot predict whether or not our competitors will develop services or products that will render ours outmoded or otherwise less marketable, or whether we will be able to enhance and adapt our products and services successfully. Any one of these factors may render one or more of our products or services obsolete. Other companies may be developing products or services of which we are unaware and which may be similar or superior to some or all of the products and services we offer.

     7. Potential Problems in Developing and Identifying New Products. All the risks inherent in developing or identifying of new products and services will accompany our development efforts. These risks include unanticipated delays, expenses and technical problems associated with the manufacture of technology-related products, and the research, marketing and other risks related to the launching of new services and products. We cannot assure you that

          - we can develop additional products or services or identify services or products of other parties which we would like to sell within a reasonable schedule;
          - we will have sufficient resources to complete that development;
          - we will have access to sufficient funding to complete development; and
          - we can make economically reasonable arrangements for the completion of new products or the introduction of new services by third parties.

Therefore, we can make no assurances as to when, or whether, new products and/or services will be successfully developed or will become available.

     8. Emerging TV Set-Top Box Market May Adversely Effect Product Acceptance. The tv set-top box market is a relatively new and growing niche in the personal computing industry. We began selling tv set-top boxes in January 1999. During the first quarter of 1999 sales of tv set-top boxes accounted for 7 1/4 % of our sales. If our interactive tv set-top box product does not maintain a proportionate degree of acceptance or the market or it fails to grow or grows more slowly than anticipated, or if we unable to adapt our tv set-top box to meet changing customer requirements or technological changes in this emerging market, our business, operating results and financial condition could be materially adversely affected.

     9. Developing Market; Dependence on Continued Growth of Internet Communication and Online Commerce. Rapid growth in the use of and interest in the world-wide web, the Internet and other online services is a recent phenomenon and there can be no assurance that this acceptance and use will continue to develop; nor can there be any assurance that a sufficiently broad base of consumers will adopt, and continue to use, the Internet as a medium of commerce. The Internet may prove not to be a viable means of conducting commerce or communications for a number of reasons, including potentially unreliable network infrastructure and poor performance. In addition, if the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed on it by such growth. Furthermore, the Web has experienced a variety of outages and other delays, and could face such outages and delays in the future, including outages and delays resulting from Year 2000 problems. These outages and delays could adversely affect the level of Internet usage. The Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity, or due to increased governmental regulation.

     Even if the infrastructure, standards or protocols are developed and the Internet continues to be a viable commercial marketplace in the long term, we might need to incur substantial expenditures in order to adapt our Internet service and tv set-top box product to changing Web technologies, which could have a material adverse effect on our business, results of operations and financial condition. The Internet may also lose viability or flexibility as a market place due to increased governmental regulation. Furthermore, changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally.

     The market for the sale of goods over the Internet, particularly through online shopping malls, is a new and emerging market. Our future revenues and profits from our online shopping mall service are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers. Additionally, the security and privacy concerns of existing and potential customers, including the use of credit cards over the Internet, may inhibit the growth of the online shopping mall market in general and the Company's customer base and revenues in particular. We need to educate users that electronic transactions use encryption technology and other electronic security measures that make electronic transactions more secure than paper-based transactions. While we believe that it is utilizing proven applications designed for premium data security and integrity to process electronic transactions, there can be no assurance that our use of such applications will be sufficient to address the changing market conditions or the security and privacy concerns of existing and potential customers.

     Growth in our user base relies on obtaining consumers who have historically used traditional means of commerce to purchase goods and obtain information. For us to be successful, these consumers must accept and use novel ways of conducting business and exchanging information.

     If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if our infrastructure for our Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, our business, results of operations and financial condition would be materially adversely affected.

     10. Intense Competition for Our Products and Services. The markets for our telecommunications and Internet products and services are intensely competitive. We compete directly with

          - companies that manufacture and sell personal computers and web tv products; and
          - providers of long distance telephone services and Internet access services.

We compete with other companies in the long distance telephone service and Internet access industries by emphasizing the value and premium quality of our products and services and the convenience and opportunities of our network referral marketing and distribution system of independent sales representatives.

     Many of our competitors have much greater name recognition and financial resources than we do. In addition, long distance telephone services, Internet access products and services and personal computers can be purchased in a wide variety of channels of distribution. While we believe that consumers appreciate the convenience of ordering products and services from home through a sales person, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. Our product offerings in each product category are also relatively small compared to the wide variety of products offered by many other telecommunications companies and hardware and software manufacturers. There can be no assurance that our business and results of operations will not be affected materially by market conditions and competition in the future.

     The e-commerce market is new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new websites at a relatively low cost using commercially available software. Our direct competitors include various online shopping services, including Amazon.com. We also face competition from a number of large online communities and services that have expertise in developing online commerce. Certain of these competitors, including Compaq, America Online, Inc., Microsoft Corporation and Yahoo! Inc., currently operate online shopping services and offer businesses the means to establish their own Websites to participate in e-commerce independently.

     Many of the our current and potential competitors in all of our markets have longer operating histories, larger customer bases, and significantly greater financial, marketing, technical and other resources than we do. Furthermore, some of these competitors enjoy greater brand recognition than we do. In addition, certain of our competition may be acquired by, receive investments from, or enter into, other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. We cannot assure you that we will be able to compete successfully against current and future competitors.

     11. Competition for Sales Representatives with Other Network Marketing Companies. We also compete with other direct selling organizations, some of which have a longer operating history, higher visibility, name recognition and financial resources, including Amway Corporation and its affiliates, Big Planet, ExcelCom, Nu-Skin Enterprises Inc. and Prepaid Legal Services Inc. We compete for new independent marketing representatives on the basis of our financial compensation plan and our premium quality products and services. We believe many more direct selling organizations will enter into the marketplace as this channel of marketing and distribution expands over the next several years. There can be no assurance that we will be able to maintain or expand our force of independent marketing representatives or keep our representatives motivated to successfully meet the challenges posed by this increased competition.

     12. Dependence on Productivity of Our Independent Representatives. We sell our products and services exclusively through independent network marketing referral sales representatives, and we depend upon them directly for substantially all of our revenue. Thus, to increase our revenue our representatives must increase in number and/or become more productive. We cannot assure you that our representatives will maintain or increase their productivity, or that we will be able to maintain or increase the number of our representatives. Our representatives may terminate their services to us at any time, and we may experience high turnover among our representatives from year to year. We also cannot accurately predict how the number and productivity of our representatives may fluctuate because we rely upon existing representatives to sponsor and train new representatives and to motivate new and existing representatives. The number and productivity of our representatives depend on several additional factors, including:

          -       The public's perception of our products and services;
          - The public's perception of our representatives and network marketing referral businesses in general;
          - Adverse publicity regarding us, our products or our competitors; and
          -       General economic and business conditions.

In addition, the number of representatives as a percentage of the population in a given market could theoretically reach levels that become difficult to exceed due to the finite number of persons inclined to pursue a network marketing referral business opportunity.

     13. Loss of Key High-Level Representatives. Although we have over 18,000 independent sales representatives, we estimate that approximately 77 representatives, together with their extensive networks of downline-sponsored representatives, account for substantially all of our revenues. As a result, the loss of a high-level representative or a group of leading representatives in such representatives' network of downline representatives could significantly reduce our revenues.

     14. Adverse Publicity Could Reduce the Size of Our Marketing Force and Consequently Reduce Our Revenue. Adverse publicity in the future could reduce the size of our distribution force and consequently reduce our revenues. Specifically, we are susceptible to adverse publicity concerning:

          -       The legality of network referral marketing;
          - Regulatory investigations of network referral marketing generally, or as practiced by us or our competitors;
          -       The quality of our and competitors' products and services; and
          - Public perception of network referral marketing businesses generally.

     15. Independent Sales Representatives Action Could Subject Us to Liability. Our sales representatives are independent contractors and not employees. Accordingly, we cannot provide to them the same level of direction and oversight as we would to our employees. Although we have established guidelines for them to follow in conducting network marketing activities for us, we do not have supervisory contract over their sales methods. We may have difficulties enforcing our policies and procedures governing our representatives because of their independence and their large number. In addition, there may be laws and regulations in some states that limit our ability to monitor and control the sales practices of representatives or terminate relationships with representatives.

     Representatives who sell telecommunications services could expose us to liability for "slamming abuses" if a representative causes a change of a customer's preferred telephone company to another company without the customer's knowledge and consent. Additionally, representatives could expose us to private litigation or state or federal regulation action if they do not follow our sales guidelines and they market our referral network marketing opportunity to other individuals as "pyramid" or "chain sales schemes" that may promise quick rewards for little or no effort, or use high pressure recruiting methods.

     16. Network Marketing Laws and Regulations May Prohibit or Severely Restrict Our Direct Marketing Efforts And Cause Our Sales and Profitability to Decline. Various State and federal government agencies, may claim authority to regulate network marketing, intending generally to prevent fraud. If we are unable to continue our business in our existing markets or commence operations in new markets because of these laws, our revenue and profitability will decline. Additionally, government agencies and courts may use their powers and discretion in interpreting and applying laws in a manner that limits our ability to operate or otherwise harms our business. Also, if any governmental authority brings a regulatory enforcement action against us that interrupts our direct sales efforts, there could be a material adverse effect on our business, results of operations and financial position.

     17. Challenges by Private Parties to the Form of Our Network Marketing System Could Harm Our Business. We may be subject to challenges by private parties, including our representatives, to the form of our network marketing system. We are aware of lawsuits against other network marketing companies which involve claims under federal securities laws and state anti-pyramid laws. Adverse judicial decisions in these lawsuits, a determination that our marketing system constitutes a security, or the initiation of lawsuits against us challenging the legality of our network marketing system would harm our business. In the United States, the network marketing industry and regulatory authorities have generally relied on the implementation of representative rules and policies designed to promote retail sales, to protect consumers and to prevent inappropriate activities in order to distinguish between legitimate network marketing distribution plans and unlawful pyramid schemes. We have adopted rules and policies based on those the Federal Trade Commission have found acceptable in reviewing the legality of Amway Corporation's marketing system and those established in the Federal Trade Commission v. Jewelway action.
                                    ------------------------------------
Legal and regulatory requirements concerning network marketing systems, however, involve a high level of subjectivity, are inherently fact based, and are subject to judicial interpretation. Because of the foregoing, we cannot assure you that we will not be harmed by the application or interpretation of statutes or regulations governing network marketing.

     18. Reliance on Third Party for Back Office Operations and Administrative Support. We currently rely upon Atlantic Teleservices LP for back office administrative support services, including

          -       the  processing  of  sales  orders;
          -       processing  independent representative applications;
          -       independent sales representative support telephone services;
          -       customer service;
          - passing along orders for telephone services to our telephone service reseller vendors;
          - distribution of commission checks to our independent representatives; and
          - The administration of service relationships between our customers and our service vendors.

     We do not believe that the loss of Atlantic Teleservices' services would have a material adverse effect on us in the long term since we could establish an infrastructure to provide these services ourselves or engage another third party to provide these services. However, we could suffer a material disruption to our business in the short term until we find a replacement or we develop our own infrastructure. Developing our own infrastructure would be very costly. Accordingly, based on our current negative cash flow and need for financing in the near future, we cannot assure we would be able to develop our own infrastructure at this time or in the future to adequately provide the level of back office operations and administrative support necessary to grow or even maintain our business.

     19.  Obstacles to the Growth and  Development of Our OnLine  Shopping Mall.
Currently, our online system mall sales account for less than 1% of our revenues. However, we seek to generate a high volume of traffic and transactions in our on-line shopping mall. Accordingly, the satisfactory performance, reliability and availability of our Web site, processing systems and network infrastructure are critical to our reputation and to our ability to attract and retain large numbers of users and vendors. Any system interruptions that result in the unavailability of our online service or reduced Internet access would reduce the attractiveness of our services, which could, in turn, negatively affect our business, results of operations or financial condition. Conversely, any substantial increase in the volume of traffic on our Web site or in our online shopping mall may require us to expand and upgrade our technology and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our Website or online shopping service. Furthermore, there can be no assurance that we will be able to expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner. Our failure to expand or upgrade our systems could have a material adverse effect on our future prospects and our future business, results of operations and financial condition.

     The success of Compu-DAWN's online shopping mall is dependent on

          - Compu-DAWN's ability to sign up and retain a wide variety of well-known merchants;
          -      the reliability of delivery of goods by
                 merchants;
          -      Compu-DAWN's   ability   to   provide   web  site
                 convenience   and   accessability;  and
          -      the reliability of Compu-DAWN's online shopping mall technology

     20. Risks Associated with Information Disseminated Through the Company's Internet Access Service. The law relating to the liability of online service companies for information carried on or disseminated through their services is currently unsettled. It is possible that claims could be made against Internet access and online service companies for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. In addition, legislation has been proposed that prohibits or imposes liability for the transmission over the Internet of certain types of information. The potential imposition upon us and other Internet access and online services providers of liability for information carried on or disseminated through Internet access and online services could require us to take measures to reduce that exposure. There measures may require substantial expenditures and/or the consideration of the discontinuance of certain service offerings. Furthermore, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impede the growth of Internet use. While we carry liability insurance, it may not be adequate to fully compensate us in the event we become liable for information carried on or disseminated through our service. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on our business, results of operations and financial condition.

     21. Governmental Regulation and Legal Uncertainties. We are not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as

          -       user privacy;
          -       freedom of expression;

          -      pricing;
          -      content  and  quality  of  products  and  services;
          -      taxation;
          -      advertising;
          -      intellectual  property  rights;  and
          -      information  security.

The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our tv set-top box, Internet services and online shopping service, increase our cost of doing business or in some other manner have a material adverse effect on our business, results of operations and financial condition.

     In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not address the unique issues raised by use of the Internet and related technologies. We cannot predict whether the federal government or one or more states will attempt to impose these laws upon us in the future or whether such imposition will have a material adverse effect on our business, results of operations and financial condition.

     Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business, or could in some other manner have a material adverse effect on the Company's business, results of operations and financial condition.

     Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business, could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company is qualified to do business in Delaware, New York, Florida and Georgia in the United States. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our being unable to enforce contracts in those jurisdictions.

     22. Year 2000 Problems Within our Business and in the Businesses of Important Suppliers. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning on January 1, 2000, these code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. Many companies' software and/or computer systems may have to be upgraded or replaced in order to correctly process dates beginning in 2000 and to comply with the Year 2000 requirements. We may not accurately identify all potential Year 2000 problems within our business, and the corrective measures we may implement may be ineffective of incomplete. Any such problems could interrupt our operations and could have a material adverse effect on our business, results of operations and financial condition. Similar problems and consequences could result if any of our key vendors and suppliers, such as telecommunication and Internet service providers, and the manufacturer of our tv set-top box product experience Year 2000 problems. We are particularly vulnerable to the Year 2000 readiness of our supplier of back-office and administrative services.

We also cannot control or otherwise predict the Year 2000 readiness of federal, state and local governments, utility companies and other parties unrelated to us that could impact our operations.

     23. Loss of Supplier of TV Set-Top Box Could Cause Delay in Filling Orders. Our tv set-top product is manufactured for us by Boca Research, Inc. We believe that if we lost Boca Research as a supplier and we secured another supplier, which we believe is readily available to manufacture a tv set-top box to our specifications, we could experience a delay of approximately 90 days in replenishing inventory, which, if inventory levels are low, could delay the filing of orders. This in turn, could erode customer and independent representative relationships and confidence, and cause us to lose customers and independent representatives.

     24. Loss of Vendors and Suppliers could Erode Customer and Representative Confidence in Us. We currently act as a sales agent in the United States for
UniDial   Incorporated   and  in  Canada  for   Vir-tec   each  a  reseller  of
telecommunication services. The Internet access services we sell are provided by StarNet, Inc., an Internet access provider and a reseller of GTE Wholesale Internet access services. We believe that the loss of UniDial or Vir-tec as vendor to our customers, or the loss of StarNet as a supplier of our Internet access services would not, by itself have a material adverse effect on our business, results of operations and financial condition because we believe substitutes are available. However, if we lost any one of these vendors or suppliers, we may experience a material adverse effect to our business results of operations, financial conditions based on

          - the interruption of Internet Access Service to our customers as we switch suppliers;
          - the inability to provide customer service support to customers who remain with former vendors of telephone services;
          - the loss of customer loyalty and confidence because of interruptions to Internet Access services or our inability to provide customer service support; and
          - the loss of the independent representatives' confidence in our management resulting from any customer dissatisfaction in our services which could cause a decrease in independent representative productivity or the loss of representatives.

Furthermore, although we feel we can replace these vendors and suppliers we cannot assure we could do so on terms which are as favorable as those we have with our current vendors and suppliers.

     25. Reliance on Third Party Software Systems. We rely on computer software systems operated by Atlantic Teleservices in the provision of back room operations and administrative support services to us. We may periodically need to request that these systems be enhanced or modified in order to accommodate any growth or change in the way we operate. Furthermore, in the future, we may want to add additional features and function to our services and we may need to develop or license additional technologies to do this. Our inability to add additional software and hardware or to develop and further upgrade our existing technology or network infrastructure to accommodate such growth and changes, may cause

          -       unanticipated system disruptions;
          -       slower response times;
          -       degradation   in   levels   of   customer   and    independent
                  representative   service;
          - impaired quality of the user's experience of our products and services; and
          -       delays in reporting accurate financial information.

We cannot be certain that we or Atlantic Teleservices will be able to effectively upgrade and expand these systems or to integrate smoothly any new technologies with existing systems. The inability to do so could have a material adverse effect on our business, results of operations and financial condition.

     26. System Failures. Our success depends largely on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of the computer hardware used by us and Atlantic Teleservices to provide services to us is currently located at the facilities of Atlantic Teleservices in Jacksonville, Florida, where our principal offices are also located. These systems and operations are vulnerable to damage or interruption from natural disasters, power loss, telecommunication failures, sabotage, acts of vandalism and similar events. We do not presently have systems that are fully backed up, a formal disaster recovery plan or alternative providers of hosting services, and do not carry any business interruption insurance to compensate us for losses that may occur. Despite our taking precautions and making additional emergency plans, the occurrence of a natural disaster or other unanticipated problems at the Jacksonville facility could result in interruptions or disruptions in our services or Atlantic Teleservices services to us which could have a material adverse effect on our business, results of operations and financial condition.

     In the case of frequent or persistent system failures, our reputation and name brand could be materially adversely affected. Although we have implemented certain network security measures, the servers used in the e.TV Business are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays in providing service to customers, loss of data or the inability to complete customer transactions, and the inability to provide support and process commission payments to our independent representatives any and all of which could have a material adverse effect on our business, results of operations and financial condition.

     27. Risks Relating to Unspecified Acquisitions. We are exploring and will continue to explore opportunities to add or acquire

          - technology or products consistent with our current product line; and
          - businesses that make and/or market products or services not in our current line of business.

If any such opportunity involves the acquisition of a business, we cannot be certain that

          - we will successfully integrate the operations of the acquired business with ours;
          - all the benefits expected from such integration will be realized;
          - delays or unexpected costs related to the integration will not have a detrimental affect on our combined business, operating results or financial condition;
          - our respective operations, management and personnel will be compatible; and
          -       we will not lose key personnel.

     If we acquire technology or products in the early stage of development or growth, including technology or products that have not been fully tested or marketed, we will be subject to numerous risks inherent in developmental technology, plus the additional high level of risk associated with high technology industries. Furthermore, these acquisitions may require us to obtain additional financing from banks or other financial institutions or to undertake debt or equity financing. We cannot assure you that we will be able to obtain financing on commercially reasonable terms or at all. Moreover, equity financing will result in a dilution to our existing stockholders, i.e., the number of Common Shares that you own will represent a smaller percentage of our outstanding Common Shares. The degree of dilution may be significant. In the case of debt financing, we run the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest, along with other risks traditionally associated with incurring indebtedness.

     28. We Will Usually Accomplish Acquisitions Without Prior Stockholder Approval.

The Board of Directors will decide whether any opportunity to add technology, products or a business is in the best interest of our stockholders. We cannot be certain that any such opportunities will arise, or that, if they do, we will be able to reach an agreement on terms acceptable to us. In most cases, an acquisition will be concluded without stockholder approval and our stockholders will not have an opportunity to review the financial statements of, or other information relating to, the acquisition candidate. Although we will attempt to evaluate the risks inherent in a particular acquisition, we cannot be certain that we will properly ascertain or assess such significant risk factors.

     29. Control By Management and Preferred Stockholders. Our directors and executive officers beneficially own approximately 1.7% of our outstanding Common Shares. Mark Honigsfeld, the former Chief Executive Officer and a Director, currently owns approximately 11% of our outstanding Common Shares. Additionally, Mr. Honigsfeld has given Rudy C. Theale, Jr., the Executive Vice President and a Director of Compu- DAWN, a proxy to vote any Compu-DAWN Common Shares he owns during a period of 12 months ending in May 1999 on matters brought to the stockholders for a vote involving a change in control of Compu-DAWN or a replacement of a majority of the Board of Directors, without Board of Director approval. The proxy currently covers approximately 457,500 Common Shares. Mr. Honigsfeld is not contractually restricted from disposing or acquiring any Common Shares during the 12 month period or otherwise. If certain of the executive officers, directors and Mr. Honigsfeld exercised options and warrants which are currently exercisable, or exercisable within 60 days, they would own an aggregate of approximately 10% and 23% of the outstanding Common Shares, respectively. The holders of our Series A convertible preferred stock, Series B convertible preferred stock and certain warrants held by such holders have the right, if they waive certain limitations, to acquire approximately 12% of the Common Shares that would be outstanding following conversion or exercise of their securities.

     Thus, these three groups of stockholders, if acting together, have the potential voting strength to exert significant influence over the election of our directors and over other matters submitted to our stockholders for approval. The percentages given in this paragraph do not account for some of the rights given to the holders of the Series A and Series B stock and warrants issued to the Series A and Series B stockholders.

     30. No Dividends. We have never paid any dividends on our common stock and do not intend to in the foreseeable future. We anticipate retaining any earnings which we may realize in the foreseeable future to finance our growth.


                           FORWARD-LOOKING STATEMENTS

     Certain   information   contained  in  the  matters  set  forth  above  are
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that act. The Company cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made above and elsewhere in this Quarterly Report or which are otherwise made by or on behalf of the Company. For this purpose, any statements contained above and elsewhere in this Quarterly Report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative variations of those words or comparable terminology are intended to identify forward- looking statements. Factors which may affect the Company's results include, but are not limited to, the risks and uncertainties associated with multi-level network marketing, the Internet and Internet-related technology and products, new technology developments, developments and regulation in the telecommunications industry, the competitive environment within the Internet and telecommunications industries, the level of spending by law enforcement and public safety agencies for computer application software and hardware, the competitive environment within the public safety technology industry, the ability of the Company to expand its operations, the level of costs incurred in connection with the Company's planned expansion efforts, the financial strength of the Company's customers and suppliers, unascertainable risks related to possible unspecified acquisitions, the competence required and experience of management, the risk of loss of management and personnel, economic conditions, the risks and uncertainties inherent in litigation, and the ability of the Company to raise additional capital which will be required in the near term to continue to develop and sustain business at current levels and other risks described under "Risk Factors" above. The Company is also subject to other risks detailed herein or detailed from time to time in the Company's Securities and Exchange Commission ("SEC") filings. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors which affect the Company's business.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Compu-DAWN files reports, proxy and information statements and other information with the SEC. Such reports, statements and other information filed by Compu-DAWN with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Furthermore, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding Compu-DAWN. The address of such Web site is http://www.sec.gov.

     The documents listed below have been filed by Compu-DAWN with the SEC under the Securities Exchange Act of 1934 and are incorporated herein by reference:

        (a) Compu-DAWN's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

        (b) Compu-DAWN's Quarterly Report on Form 10-QSB for the three months ended March 31, 1999.

        (c) Compu-DAWN's Current Report on Form 8-K for an event dated May 12, 1999.

        (d) Compu-DAWN's Current Report on Form 8-K for an event dated June 9, 1999.

        (e)  The  description  of   Compu-DAWN's   common  stock
             contained in Compu-DAWN's Registration Statement on Form 8-A (File No. 000-22611), which was declared effective by the SEC on June 10, 1997.

     All documents filed by Compu-DAWN pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, and prior to the termination of the offering of the 509,200 shares of common stock of Compu-DAWN offered hereby, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from their respective dates of filing.

     Compu-DAWN will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this prospectus by reference, other than exhibits to such documents.

Requests for such copies should be directed to the Secretary, Compu-DAWN, Inc., 12735 Gran Bay Parkway, West Building 200, Jacksonville, Florida 32258; telephone number: (904) 680-6680.

     This prospectus was created after all of the documents listed in items (a) through (d) above were filed with the SEC. Therefore, there may be certain conflicts between the information contained in this prospectus and information contained in those other documents. If there are any inconsistencies, then the statements in those earlier documents should be read as if they agree with the statements in this prospectus.

                                 USE OF PROCEEDS

     All the shares issuable upon the exercise of warrants issued in Compu-DAWN's October 1996 bridge financing are being offered for the account of the warrant holders. Accordingly, Compu-DAWN will not receive any proceeds of any sales made hereunder. Based on currently available information, Compu-DAWN intends to utilize any proceeds received from the exercise of underwriter's warrants for working capital and general corporate purposes. Compu-DAWN may use all or a portion of such proceeds for other purposes, should a reappointment or redirection of funds be determined to be in the best interests of Compu-DAWN. We cannot assure that the underwriter's warrants will be exercised, or if exercised, as to the number that will be exercised or as to the time of exercise.


                     NASDAQ LISTING AND "PENNY STOCK" RULES
                         THAT COULD AFFECT COMMON STOCK

     Nasdaq Listing. Our common stock is currently traded on the Nasdaq SmallCap Market. If we are unable to satisfy the requirements for continued quotation on that market, trading of our common stock would be conducted in the over-the-counter market, in what is commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. If you buy the common stock offered by this prospectus and our common stock is afterwards traded only in the "pink sheets" or on the Electronic Bulletin Board, you may find it more difficult to dispose of the shares or obtain accurate quotations as to their price.

     For continued listing on the Nasdaq SmallCap Market, we are required to have, among other things, all of the following:

     either net tangible assets of $2,000,000, or market capitalization of $35,000,000, or net income for two of the last three fiscal years of $500,000

             -             minimum market value or public float of $1,000,000
             -             minimum bid price of $1.00 per share

Nasdaq also requires that we have at least two independent directors and an Audit Committee, a majority of whose members must also be independent directors. We currently satisfy all of the above requirements.

     "Penny Stock" Rules. The SEC has regulations that generally define "penny stock" to be common stock that has a market price of less than $5.00 per share. Our common stock currently trades below $5.00 per share. The common stock offered by this prospectus is authorized for quotation on the Nasdaq SmallCap Market; therefore, it is exempt from the definition of "penny stock." However, if our common stock is removed from the SmallCap Market at any time, then, based on the current market price of our common stock, it will be subject to rules that impose additional sales practice requirements. The "penny stock" rules may restrict the ability of broker-dealers to sell our common stock, and may affect your ability to sell our common stock in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

     For transactions covered by these rules, the broker-dealer must make a special determination that a purchaser is suitable to purchase the common stock and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose (a) the commission payable to both the broker-dealer and the registered representative, (b) current quotations for the common stock, and (c) if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These rules would apply to sales by broker-dealers to persons other than established customers and accredited investors until our common stock trades above $5.00 per share. Accredited investors are generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

          CERTIFICATE OF INCORPORATION, BY-LAW AND STATE LAW PROVISIONS
                 THAT COULD ADVERSELY AFFECT COMMON STOCKHOLDERS

     Our Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from suing a director for breach of fiduciary duty and may reduce the likelihood of derivative lawsuits against any director. A "derivative lawsuit" is one in which a stockholder sues an officer or director of the corporation on behalf of the corporation, claiming that the officer or director did some harm to the corporation. In addition, our Certificate of Incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted or not prohibited by Delaware law.

     Our Certificate of Incorporation also allows us to issue additional preferred stock without approval of the holders of common stock. If we issue preferred stock, it could discourage a third party from buying a majority of our outstanding common stock. This, in turn, could prevent our stockholders from selling their shares at a price above the market price. The rights that the holders of common stock have will be subject to, and may be negatively affected by, the rights that holders of preferred stock might be given. In addition, our being governed by a staggered Board of Directors, certain provisions of our By-Laws, and certain provisions of Delaware law that are applicable to us all could delay or complicate a merger, tender offer or proxy contest involving us.


                                  LEGAL MATTERS

     Certain matters relating to the legality of the securities being offered hereby are being passed upon for Compu-DAWN by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.

                                     EXPERTS

     The consolidated financial statements of Compu-DAWN appearing in Compu-DAWN's 1998 Form 10-KSB have been audited by Lazar Levine & Felix, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     Compu-DAWN has filed a Post Effective Amendment No. 1 to the Registration Statement on Form SB-2 on Form S-3 with the SEC under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Compu-DAWN and the securities offered hereby, reference is made to the registration statement and to the exhibits filed therewith, copies of which may be obtained upon payment of a fee prescribed by the SEC, or may be examined free of charge at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

     No one has been authorized to give any information or make any representation not contained in, or incorporated by reference into, this prospectus. Therefore, you cannot rely on any information you receive or representations made that are not in, or incorporated by reference into, this prospectus.

     If the laws of the place where you live require (a) the authorization of any offer to sell our shares, or the solicitation of any offer to buy our shares, through this prospectus, or (b) the qualification of the person making the offer or solicitation, and that authorization or qualification has not been obtained, then this prospectus is not an offer to sell our shares or the solicitation of an offer to buy our shares. Also, if it is unlawful for us to offer our shares to, or solicit an offer to buy our shares from, a particular person, this prospectus is not an offer to or solicitation from such a person. Under no circumstances should you assume that the information in this prospectus is correct after the date on the cover page.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the offering described in the Registration Statement:


 Accountants' Fees and Expenses..................................... $1,000.00
 Legal Fees and Expenses...........................................   6,000.00
 Miscellaneous.....................................................   1,500.00
                                                                      --------

 Total.............................................................  $8,500.00
                                                                     =========

Item 15.  Indemnification of Directors and Officers.

     Article X of the Company's Certificate of Incorporation eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Additionally, the Company has included in its Certificate of Incorporation and its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Company's by-laws, any agreement, vote of stockholders or otherwise.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers, directors, employees and agents of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

Exhibit Number        Description of Exhibit

         2 Agreement of Merger between the Company and Coastal Computer Systems, Inc., a New York corporation.*

         3.1               Articles of Incorporation of the Company.*

         3.2 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on June 5, 1998.**

         3.3 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on September 2, 1998. ***

         3.4               Amended and Restated By-Laws of the Company.****

         4.1               Specimen Common Share Certificate.*

         4.2               Form of Underwriter's Common Share Purchase Warrant.*

         5.                Opinion of Certilman Balin Adler & Hyman, LLP*

         10.1 Restated and Amended Employment Agreement dated as of October 1, 1996 between the Company and Mark Honigsfeld.*

         10.2 Form of Warrant between the Company and each of the Bridge Lenders.*

         10.3              1996 Stock Option Plan.*

         10.4 Lease dated October 1, 1996 between Summit Equities Corp. and the Company.*

         10.5 Credit Agreement dated January 20, 1997 between the Company and Mark Honigsfeld.*

         10.6 Form of Promissory from the Company to Mark Honigsfeld relating to amounts borrowed under the Credit Agreement.*****

         10.7 Form of Indemnification Agreement between the Company and the Company's directors and officers.*

         10.8 Employment Agreement dated January 6, 1997 between the Company and Louis Libin.*

         10.9 Amended and Restated Credit Agreement dated April 30, 1997 between the Company and Mark Honigsfeld.*

         10.10 Termination Agreement dated as of March 17, 1998 between the Company and Dong Lew.**

         10.11 Agreement and Plan of Merger dated as of April 22, 1998 among the Company, Rugby Acquisition Corp., Rugby National Corp. and Harvey Weinstein.**

         10.12 Loan and Security Agreement dated as of April 22, 1998 between the Company and Rugby National Corp. **

         10.13 Stock Purchase Agreement dated as of May 31, 1998 between the Company, and JNC Opportunity Fund Ltd. and JNC Strategic Fund Ltd. **

         10.14             Registration Rights Agreement dated as of
                           May 31, 1998 between the Company, and JNC
                           Opportunity Fund Ltd. and JNC Strategic Fund Ltd. **

         10.15 Securities Exchange Agreement between the Company and JNC Strategic Fund Ltd. dated September 25, 1998. ***

         10.16 Registration Rights Agreement Amendment dated as of September 25, 1998 between the Company and JNC Opportunity Fund Ltd. and JNC Strategic Fund Ltd. ***

         10.17             Loan and Security Agreement dated as of
                           October 6, 1998 between the Company and LocalNet Communications, Inc. ****

         10.18 Amendment No. 1 to Loan and Security Agreement dated as of October 23, 1998 between the Company and LocalNet Communications, Inc. ****

         10.19 Amendment No. 2 to Loan and Security Agreement dated as of November 12, 1998 between the Company and LocalNet Communications, Inc. ****

         10.20 Peaceful Surrender Agreement dated January 8, 1999 between e.TV Commerce, Inc. and LocalNet Communications, Inc. ******

         10.21 Amendment to Restated and Amended Employment Agreement dated as of January 8, 1999 between the Company and Mark Honigsfeld. ****

         10.22 Amendment No. 1 to Employment Agreement dated as of January 8, 1999 between the Company and
                           Louis Libin.****

         10.23 Employment Agreement dated as of January 8, 1999 between the Company, e.TV Commerce, Inc. and Robert E. (Teddy) Turner, IV.****

         10.24 Employment Agreement dated as of January 8, 1999 between the Company, e.TV Commerce, Inc. and Rudy C. Theale, Jr. ****

         10.25             1999 Restricted Stock Rights Grant Plan.****

         10.26 Agreement dated February 4, 1999 between e.TV Commerce, Inc. and Boca Research, Inc. ****

         10.27 Wholesale Service Agreement dated December 17, 1998 between e.TV Commerce, Inc. and StarNet, Inc. ****

         10.28 Termination Agreement dated May 11, 1999 between the Company and Mark Honigsfeld

         23.1 Consent of Lazar, Levine & Felix LLP, independent auditors.

         23.2 Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5)

         24 Powers of Attorney (included in the signature page forming a part hereof).

* Previously filed as an exhibit to the Company's Registration Statement of Form SB-2, Registration No. 333-18667.

** Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1998.

*** Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1998.

**** Previously filed as an exhibit to the Company's Annual Report on Form
     10-KSBfor the year ended December 31, 1998.

*****Previously  filed as an  exhibit  to the  Company's  Annual  Report on Form
     10-KSB for the year ended December 31, 1997.

******Previously filed as an exhibit to the Company's Current Report on Form 8-K for an event dated January 8, 1999.


Item 17.  Undertakings.

         The undersigned Company hereby undertakes:

     (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the Prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) Include any additional or changed material information on the plan of distribution; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Company under the Exchange Act.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, Compu-DAWN, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on the 10th day of June, 1999.

                                            COMPU-DAWN, INC.

                                        By: /s/ Robert E. (Teddy) Turner
                                           ------------------------------
                                            Robert E. (Teddy) Turner IV
                                            Chairman of the Board

                                POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Mark Honigsfeld as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                        Capacity                              Date
---------                        --------                              ----


/s/ Robert E. (Teddy) Turner     Chairman of the Board             June 10, 1999
----------------------------     (Principal Executive Officer
Robert E. (Teddy) Turner, IV     and Director



/s/ Louis Libin                  Chief Tecnology Officer,          June 10, 1999
----------------------------     Senior Executive Vice President
Louis Libin                      and Director


/s/ Rudy C. Theale Jr.           Executive Vice President          June 10, 1999
----------------------------     and Director
Rudy C. Theale, Jr.


/s/ Christopher Liston           Director                          June 10, 1999
---------------------------
Christopher Liston


---------------------------      Director                          June __, 1999
Harold Lazarus, Ph.D.


--------------------------       Director                          June __, 1999
Faith Griffin


/s/ David Greenspan              Chief Financial Officer           June 10, 1999
---------------------------      (Principal Financial and
David Greenspan                   Accounting Officer)